U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                     Filed pursuant to Section 16(a) of the
                    Securities Exchange Act of 1934, Section
                  17(a) of the Public Utility Holding Company
                 Act of 1935 or Section 30(f) of the Investment
                              Company Act of 1940




------------------------------------------------------------------------------------------------------------------------------------

1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person
                                                                                                   to Issuer (Check all applicable)
   Tondera, Jr. Steve          E.                HEI, Inc. (HEII)
                                               --------------------------------------------      -----------------------------------

_______________________________________        3. IRS or Social Security  4. Statement for     X   Director           ____ 10% Owner
(Last)          (First)    (Middle)               Number of Reporting        Month/Year       ---
                                                  Person (Voluntary)         May 1999         ---  Officer (give      ____ Other
                                                                                                   title below)           (specify
                                                                                                                           below)
                4433 Corinth Drive                                        5. If Amendment,
____________________________________________________                         Date of Original
                      (Street)                                              (Month/Year)

Birmingham,   AL                35213
____________________________________________________
(City)      (State)             (Zip)                                                     7. Individual or Joint/Group Filing
                                                                                            (Check Applicable Line)
                                                                                             X   Form filed by One Reporting Person
                                                                                            ---
                                                                                            ___  Form filed by More than One
                                                                                                 Reporting Person

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                                           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-------------------------------------------------------------------------------------------------------------------------------

 1. Title of Security          2. Trans-   3. Trans-       4. Securities Acquired (A)  5. Amount of     6. Owner-     7. Nature
    (Instr. 3)                    action      action           or Disposed of (D)         Securities       ship          of In-
                                  Date        Code             (Instr. 3, 4 and 5)        Beneficially     Form:         direct
                                 (Month/      (Instr. 8)                                  Owned at         Direct        Bene-
                                  Day/                                                    End of           (D) or        ficial
                                  Year)                                                   Month            Indirect      Owner-
                                                                                          (Instr. 3        (I)           ship
                                                                                           and 4)          (Instr. 4)    (Instr. 4)
                                          --------------------------------------------
                                            Code     V       Amount  (A) or    Price
                                                                     (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock $.05 par value     10/25/90     P               1,000    A        $5.96875    11,800              (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock $.05 par value                                                                 1,100              (I)         spouse
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
*If the form is filed by more than reporting person, see Instruction 4(b)(v).

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                (Print or Type Responses)


                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------

1. Title of  2. Conver-  3. Trans-  4. Transac-  5. Number of   6. Date Exer-  7. Title and  8. Price  9. Number
   Derivative   sion or     action     tion         Derivative     cisable and    Amount of     of        of
   Security     Exercise    Date       Code         Securities     Expiration     Underlying    Deriva-   Deriva-
   (Instr. 3)   Price of              (Instr. 8)    Acquired (A)   Date (Month/   Securities    tive      tive
                Deriva-     (Month/                 or Disposed    Day/Year)      (Instr.3      Security  Securi-
                tive         Day/                   of (D)                         and 4)      (Instr. 5) ties Bene-
                Security     Year)                  (Instr. 3,                                            ficially
                                                    4, and 5)                                             Owned at
                                                                                                          End of
                                                                                                          Month
                                                                                                          (Instr. 4)



10.  Ownership      11. Nature of
     Form of            Indirect
     Derivative         Beneficial
     Security:          Ownership
     Direct (D)         (Instr. 4)
     or Indirect
     (I)(Instr. 4)

                                                                  -------------------------------------
                                                                  Date     Expir-
                                                                  Exer-    ation          Amount or
                                                                  cisable  Date    Title  Number of
                                                                                          Shares

                                    ------- ----- ----- -----
                                      Code    V    (A)   (D)
------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- -- -- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- --- - ---------- ---------- -------  -----

Explanation of Responses:





**Intentional misstatements or omissions of facts constitute Federal Criminal   /s/ Steve E. Tondera, Jr.          November 2, 1999
  Violations.                                                                   -------------------------          ----------------
                                                                                **Signature of Reporting Person    Date

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.
